SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE TO/A
            Tender Offer Statement Under Section 14(d)(1) or 13(e)(1)
                     of the Securities Exchange Act of 1934

                                (Amendment No. 4)

                                 ANTENNA TV S.A.
                            (Name of Subject Company)

                           HOLNEST INVESTMENTS LIMITED
                           GLOBECAST HOLDINGS LIMITED
                        ALTAVISTA GLOBAL HOLDINGS LIMITED
                        PRAXIS GLOBAL INVESTMENTS LIMITED
                                 MINOS KYRIAKOU
                                THEODORE KYRIAKOU
                                XENOPHON KYRIAKOU
                                 ATHINA KYRIAKOU
                    (Name of Filing Persons (the "Offerors"))

                 ORDINARY SHARES AND AMERICAN DEPOSITARY SHARES
            (EACH AMERICAN DEPOSITARY SHARE REPRESENTING ONE HALF OF
                               ONE ORDINARY SHARE)
                              CUSIP NO.03672N 10 0
                      (CUSIP Number of Class of Securities)

                               Mr. Minos Kyriakou
                             Kifissias Avenue 10-12
                                Maroussi 151 25,
                                 Athens, Greece
                                (30) 10 688-6100
                     (Name, address and telephone number of
                    person authorized to receive notices and
                 communications on behalf of the filing persons)

                                   COPIES TO:

                               Mark Bergman, Esq.
                    Paul, Weiss, Rifkind, Wharton & Garrison
                                  Alder Castle
                                 10 Noble Street
                              London EC2V 7JU, U.K.
                                (44 20) 7367-1600

[_]    Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer. Check the appropriate boxes below to designate any transactions to which the statement relates:

[X]    third party tender offer subject to Rule 14d-1.

[_]    issuer tender offer subject to Rule 13e-4.

[X]    going-private transaction subject to Rule 13e-3.

[X]    amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: [_]


                            CALCULATION OF FILING FEE
--------------------------------------------------------------------------------
       TRANSACTION VALUATION*                    AMOUNT OF FILING FEE
--------------------------------------------------------------------------------
             $9,366,226                               $1,873.25
--------------------------------------------------------------------------------


---------------

* Estimated for purposes of calculating the filing fee. This calculation assumes the purchase of 3,902,594 Ordinary Shares (either directly or in the form of American Depositary Shares (each represented by one half of one Ordinary Share)) of Antenna TV S.A., ticker symbol "ANTV," at a purchase price of $2.40 per Ordinary Share or $1.20 per ADS, net in cash. The amount of the filing fee, calculated in accordance with Regulation 2400.0-11 of the Securities Exchange Act of 1934, as amended, equals 1/50th of one percent of the value of the transaction.

[X] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

-------------------------------------------------------------------------------------------------
AMOUNT PREVIOUSLY PAID:     $1,873.25           FILING PARTY: HOLNEST INVESTMENTS LIMITED
                                                              GLOBECAST HOLDINGS LIMITED
                                                              ALTAVISTA GLOBAL HOLDINGS LIMITED
                                                              PRAXIS GLOBAL INVESTMENTS LIMITED
                                                              MINOS KYRIAKOU
                                                              THEODORE KYRIAKOU
                                                              XENOPHON KYRIAKOU
                                                              ATHINA KYRIAKOU

FORM OR REGISTRATION NO.:   SCHEDULE TO/13E-3   DATE FILED:      NOVEMBER 25, 2002
-------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
         CUSIP No. 03672N 10 0
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Holnest Investments Limited
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                 (a)  [X]

                                                 (b)  [_]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         PF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                       [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Republic of Ireland
--------------------------------------------------------------------------------
                                7         SOLE VOTING POWER

          NUMBER OF                       4,494,960
            SHARES              ------------------------------------------------
      BENEFICIALLY OWNED        8         SHARED VOTING POWER
      BY EACH REPORTING
            PERSON                        -0-
             WITH               ------------------------------------------------
                                9         SOLE DISPOSITIVE POWER

                                          4,494,960
                                ------------------------------------------------
                                10        SHARED DISPOSITIVE POWER

                                          -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         4,494,960
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         22.6%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
         CUSIP No. 03672N 10 0
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Minos Kyriakou
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                 (a)  [X]

                                                 (b)  [_]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         Not Applicable
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                       [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Hellenic Republic (Greece)
--------------------------------------------------------------------------------
                                7         SOLE VOTING POWER

          NUMBER OF                       4,651,960
            SHARES              ------------------------------------------------
      BENEFICIALLY OWNED        8         SHARED VOTING POWER
      BY EACH REPORTING
            PERSON                        -0-
             WITH               ------------------------------------------------
                                9         SOLE DISPOSITIVE POWER

                                          4,651,960
                                ------------------------------------------------
                                10        SHARED DISPOSITIVE POWER

                                          -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         4,651,960
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         23.4%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
         CUSIP No. 03672N 10 0
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Globecast Holdings Limited
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                 (a)  [X]

                                                 (b)  [_]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         PF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                       [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Republic of Ireland
--------------------------------------------------------------------------------
                                7         SOLE VOTING POWER

          NUMBER OF                       4,847,320.5
            SHARES              ------------------------------------------------
      BENEFICIALLY OWNED        8         SHARED VOTING POWER
      BY EACH REPORTING
            PERSON                        -0-
             WITH               ------------------------------------------------
                                9         SOLE DISPOSITIVE POWER

                                          4,847,320.5
                                ------------------------------------------------
                                10        SHARED DISPOSITIVE POWER

                                          -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         4,847,320.5
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         24.4%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
         CUSIP No. 03672N 10 0
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Theodore Kyriakou
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                 (a)  [X]

                                                 (b)  [_]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         Not Applicable
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                       [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Hellenic Republic (Greece)
--------------------------------------------------------------------------------
                                7         SOLE VOTING POWER

          NUMBER OF                       4,847,320.5
            SHARES              ------------------------------------------------
      BENEFICIALLY OWNED        8         SHARED VOTING POWER
      BY EACH REPORTING
            PERSON                        -0-
             WITH               ------------------------------------------------
                                9         SOLE DISPOSITIVE POWER

                                          4,847,320.5
                                ------------------------------------------------
                                10        SHARED DISPOSITIVE POWER

                                          -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         4,847,320.5
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         24.4%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
         CUSIP No. 03672N 10 0
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Altavista Global Holdings Limited
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                 (a)  [X]

                                                 (b)  [_]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         PF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                       [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Republic of Ireland
--------------------------------------------------------------------------------
                                7         SOLE VOTING POWER

          NUMBER OF                       4,847,320.5
            SHARES              ------------------------------------------------
      BENEFICIALLY OWNED        8         SHARED VOTING POWER
      BY EACH REPORTING
            PERSON                        -0-
             WITH               ------------------------------------------------
                                9         SOLE DISPOSITIVE POWER

                                          4,847,320.5
                                ------------------------------------------------
                                10        SHARED DISPOSITIVE POWER

                                          -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         4,847,320.5
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         24.4%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
         CUSIP No. 03672N 10 0
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Xenophon Kyriakou
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                 (a)  [X]

                                                 (b)  [_]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         Not applicable
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                       [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Hellenic Republic (Greece)
--------------------------------------------------------------------------------
                                7         SOLE VOTING POWER

          NUMBER OF                       4,847,320.5
            SHARES              ------------------------------------------------
      BENEFICIALLY OWNED        8         SHARED VOTING POWER
      BY EACH REPORTING
            PERSON                        -0-
             WITH               ------------------------------------------------
                                9         SOLE DISPOSITIVE POWER

                                          4,847,320.5
                                ------------------------------------------------
                                10        SHARED DISPOSITIVE POWER

                                          -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         4,847,320.5
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         24.4%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
         CUSIP No. 03672N 10 0
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Praxis Global Investments Limited
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                 (a)  [X]

                                                 (b)  [_]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         PF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                       [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Republic of Ireland
--------------------------------------------------------------------------------
                                7         SOLE VOTING POWER

          NUMBER OF                       4,847,320.5
            SHARES              ------------------------------------------------
      BENEFICIALLY OWNED        8         SHARED VOTING POWER
      BY EACH REPORTING
            PERSON                        -0-
             WITH               ------------------------------------------------
                                9         SOLE DISPOSITIVE POWER

                                          4,847,320.5
                                ------------------------------------------------
                                10        SHARED DISPOSITIVE POWER

                                          -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         4,847,320.5
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         24.4%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
         CUSIP No. 03672N 10 0
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Athina Kyriakou
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                 (a)  [X]

                                                 (b)  [_]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         Not Applicable
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                       [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Hellenic Republic (Greece)
--------------------------------------------------------------------------------
                                7         SOLE VOTING POWER

          NUMBER OF                       4,847,320.5
            SHARES              ------------------------------------------------
      BENEFICIALLY OWNED        8         SHARED VOTING POWER
      BY EACH REPORTING
            PERSON                        -0-
             WITH               ------------------------------------------------
                                9         SOLE DISPOSITIVE POWER

                                          4,847,320.5
                                ------------------------------------------------
                                10        SHARED DISPOSITIVE POWER

                                          -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         4,847,320.5
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         24.4%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         CO
--------------------------------------------------------------------------------

                                  Schedule TO/A

         This Amendment No. 4 amends and supplements the Tender Offer Statement and Schedule 13E-3 Transaction Statement on Schedule TO filed with the SEC on November 25, 2002, as amended by Amendment No. 1 to the Schedule TO filed with the SEC on December 17, 2002, by Amendment No. 2 to the Schedule TO filed with the SEC on December 20, 2002 and by Amendment No. 3 to the Schedule TO filed with the SEC on January 6, 2003 (as amended, the "Schedule TO") and the Schedule 13D filed with the SEC on October 1, 2002 (as amended and supplemented, the "Schedule 13D", and together with the Schedule TO, the "Schedule TO/13D"), by Holnest Investments Limited, Globecast Holdings Limited, Altavista Global Holdings Limited and Praxis Global Investments Limited, each a corporation incorporated pursuant to the laws of the Republic of Ireland, and Minos Kyriakou, Theodore Kyriakou, Xenophon Kyriakou and Athina Kyriakou (collectively, the "Offerors"). This Schedule TO/13D relates to the offer by the Offerors to purchase (i) all outstanding ordinary shares ("Ordinary Shares") not already owned by the Offerors or their affiliates and (ii) all outstanding American Depositary Shares ("ADSs") not already owned by the Offerors or their affiliates (each ADS representing one half of one Ordinary Share) of Antenna TV S.A. ("Antenna" or the "Company"), at a purchase price of $2.40 per Ordinary Share or $1.20 per ADS, net in cash, without interest (the "Offer Price"), upon the terms and conditions of the Offerors' Offer to Purchase dated November 25, 2002 (as amended and supplemented, the "Offer to Purchase"), and in the related Letter of Transmittal, copies of which are attached to the Schedule TO filed with the SEC on November 25, 2002 as Exhibits (a)(1)(i) and (a)(1)(ii), respectively (which together, as they may be amended or supplemented from time to time, constitute the "Offer").

         Except as otherwise set forth below, the information set forth in the Offer to Purchase, including all schedules thereto, is hereby expressly incorporated herein by reference in response to all items of this Schedule TO, including, without limitation, all of the information required by Schedule 13E-3 that is not included or covered by the items in Schedule TO. Capitalized terms used but not otherwise defined have the respective meanings ascribed to them in the Offer to Purchase.

         ITEMS 1 TO 11 OF SCHEDULE TO

         Items 1 to 11 of Schedule TO are hereby supplemented by including the following:

         On January 9, 2003, the Offerors paid for all of the ADSs tendered in the Offer (prior to the commencement of the subsequent offering period) in the following proportions: Holnest - 605,200 ADSs; Globecast - 2,190,317 ADSs; Altavista - 2,190,317 ADSs; and Praxis - 2,910,317 ADSs.

         ITEM 1 TO 6 OF SCHEDULE 13D.

         Item 1 to 6 of Schedule 13D are hereby supplemented by including the information set forth in the Offer to Purchase, including all Schedules thereto, and the information set forth in Amendment No. 3 to the Schedule TO filed with the SEC on January 6, 2003.

         On January 9, 2003, the Offerors paid for all of the ADSs tendered in the Offer (prior to the commencement of the subsequent offering period) in the following proportions: Holnest - 605,200 ADSs; Globecast - 2,190,317 ADSs; Altavista - 2,190,317 ADSs; and Praxis - 2,910,317 ADSs.

                                   SIGNATURES

After due inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

                                         HOLNEST INVESTMENTS LIMITED


                                         /s/  Minos Kyriakou
                                         -------------------------------------
                                         Name:  Mr. Minos Kyriakou
                                         Title: Sole Shareholder


                                         GLOBECAST HOLDINGS LIMITED


                                         /s/ Theodore Kyriakou
                                         -------------------------------------
                                         Name:  Mr. Theodore Kyriakou
                                         Title: Sole Shareholder


                                         ALTAVISTA GLOBAL HOLDINGS LIMITED


                                         /s/ Xenophon Kyriakou
                                         -------------------------------------
                                         Name:  Mr. Xenophon Kyriakou
                                         Title: Sole Shareholder


                                         PRAXIS GLOBAL INVESTMENTS LIMITED


                                         /s/ Athina Kyriakou
                                         -------------------------------------
                                         Name:  Ms. Athina Kyriakou
                                         Title: Sole Shareholder


                                         /s/ Minos Kyriakou
                                         -------------------------------------
                                         Minos Kyriakou


                                         /s/ Theodore Kyriakou
                                         -------------------------------------
                                         Theodore Kyriakou


                                         /s/ Xenophon Kyriakou
                                         -------------------------------------
                                         Xenophon Kyriakou


                                         /s/ Athina Kyriakou
                                         -------------------------------------
                                         Athina Kyriakou

Date:    January 13, 2003